Exhibit 3.60

State of Delaware Secretary of State Division of Corporations Delivered 06:45 PM 10/09/2013 FILED 06:27 PM 10/09/2013 SRV 131181382 - 4529743 FILE

SECOND AMENDED AND RESTATED CERTIFICATION OF INCORPORATION

OF

COBREK PHARMACEUTICALS, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware (the “DGCL”), the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows:

1. The name of the corporation is Cobrek Pharmaceuticals, Inc. (the “Corporation”) The Corporation’s original Certificate of Incorporation was filed on April 7, 2008, under the name Cobrek Pharmaceuticals, Inc.

2. The Corporation’s Certificate of Incorporation was amended and restated on December 21, 2010.

3. The Corporation’s Certificate of Incorporation is hereby amended and restated in its entirely, as set forth in the text of the Second Amended and Restated Certification of Incorporation attached hereto as Exhibit A.

4. This Second Amended and Restated Certificate of Incorporation will be effective upon filing.

5. This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, said Cobrek Pharmaceuticals, Inc. has caused the Second Amended and Restated Certificate of Incorporation to be signed by Joseph Papa, its President, this 30 day of September, 2013.

COBREK PHARMACEUTICALS, INC.

By:	/s/ Joseph Papa
Name:	Joseph Papa
Title:	President

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF COBREK PHARMACEUTICALS, INC.

I.

The name of the corporation is Cobrek Pharmaceuticals, Inc. (the “Corporation”).

II.

The current registered agent and the street address of the current registered office in the State of Delaware are:

Corporation Service Company,

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The mailing address of the current registered office of the Corporation is the same as its street address.

III.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

IV.

The Corporation is authorized to issue one class of stock to be designated, “Common Stock” having $.001 par value. The total number of shares that the Corporation is authorized to issue is 100 shares.

V.

The Corporation is to have perpetual existence.

VI.

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereinafter amended are granted subject to the rights reserved in this Article.

VIII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by laws, as the same exists or as may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his or her testator or intestate, is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation, Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certification of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IX.

The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

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